Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDED AND RESTATED

PATENT & TECHNOLOGY LICENSE AGREEMENT

This Amended and Restated Patent and Technology License Agreement (“Agreement”), effective as of December 19, 2013, is between the Board of Regents of The University of Texas System, an agency of the State of Texas whose address is 201 West 7th St. Austin, TX 78701 (“Board”), on behalf of The University of Texas Health Science Center at Tyler (“UTHSCT”) (with Board on behalf of UTHSCT as “Licensor”), and Lung Therapeutics, Inc., a Texas Corporation, with its principal place of business at P.O. Box 150183, Austin, Texas 78715 (“Licensee”) (collectively, “Parties”, or singly, “Party”).

Licensor and Licensee previously entered into this Patent & Technology License Agreement effective June 19, 2013, which agreement is amended and restated in its entirety by this Agreement.

No binding agreement between the Parties will exist until the Agreement has been signed by both Parties. Unsigned drafts of the Agreement shall not be considered offers.

Background

Licensor owns or controls Licensed Subject Matter (defined below). Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Licensed Subject Matter. Licensor has determined that such use, development, and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

1.	Definitions

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Contract Quarter” means the three-month periods ending on March 31, June 30, September 30 and December 31, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the 12-month periods ending on December 31, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Effective Date” with respect to the first item on Exhibit A means June 19, 2013, and with respect to the amendments in this Agreement and the remaining items on Exhibit A, “Effective Date” means the date set forth in the first paragraph of this Agreement.

“FDA” means United States Food and Drug Administration.

“Field” means all fields.

“Fully Diluted Basis” means the calculation of percentage ownership that includes all shares of Licensee’s common stock outstanding at the time in question, assuming conversion of all outstanding convertible securities then convertible into shares of Licensee’s common stock. In the event that any of Licensee’s non-convertible preferred stock are outstanding at the time in question, then each share of such preferred stock shall be treated as though it was ten shares of Licensee’s common stock based upon the dividend rights of such preferred stock.

“Government” means any agency, department or other unit of the United States of America or the State of Texas.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Inventors” (or singly, “Inventor”) means an individual listed in Exhibit A as an inventor.

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim or uses Technology Rights.

“Licensed Product” means any product or component (i) whose manufacture, use, sale, offer for sale or import is covered by any Valid Claim or incorporates any Technology Rights, or (ii) which is made using a Licensed Process or another Licensed Product.

“Licensed Service” means performance of a service for any consideration using a Licensed Product, or the practice of a Licensed Process. For clarity, research and development of Licensed Products by Licensee, its Subsidiaries, or a Sublicensee does not constitute a Licensed Service.

“Licensed Subject Matter” means Patent Rights and/or Technology Rights.

“Net Product Sales” means [**].

“Net Service Sales” means [**].

“Non-Royalty Sublicensing Consideration” means [**].

“Patent Rights” means Licensor’s rights in: (a) the patents and patent applications listed in Exhibit A to the Agreement; (b) all non-provisional patent applications that claim priority to any of the provisional applications listed in Exhibit A to the extent the claims of such non-provisional applications are entitled to claim priority to such provisional applications; (c) all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b) above to the extent that claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b) above; (d) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c) above; and (e) any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d) above. From time to time during the term of the Agreement, upon written agreement by both Parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. Prosecution Counsel as of the Effective Date is identified in Exhibit A to the Agreement.

“Regulatory Approval” means the approval needed by the Regulatory Authority for a particular national jurisdiction to market, Sell and use a Licensed Product or Licensed Service in that national jurisdiction.

“Quarterly Payment Deadline” means the day that is [**] after the last day of any particular Contract Quarter.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction, including without limitation FDA, European Medicines Agency or Koseisho (i.e. the Japanese Ministry of Health and Welfare).

“Sale of Licensee” means a transaction or series of related transactions whereby: (i) Licensee is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity wholly-owned by Licensee immediately prior to such merger, consolidation or other reorganization); (ii) Licensee is the surviving entity in any merger, consolidation or other transaction or series of related transactions in which the owners of the Licensee’s common stock on a Fully Diluted Basis immediately prior to such merger, consolidation or other reorganization no longer own at least 50% of the Licensee’s common stock on a Fully Diluted Basis after such merger, consolidation or other reorganization; (iii) Licensee sells leases or exchanges, or agrees to sell, lease or exchange, all or substantially all of its assets to any other entity (other than an entity wholly-owned by Licensee); (iv) the grant of any license rights granted to Licensee under the Agreement to any Affiliate that is not a Subsidiary, (v) there is an assignment of the Agreement, or (vi) Board no longer owns at least [**]% of the Licensee’s common stock on a Fully Diluted Basis.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Services for which consideration is received by Licensee, its Subsidiaries or Sublicensees. A Sale of Licensed Products or Licensed Services will be deemed completed at the time Licensee or its Subsidiary or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or a Subsidiary or Sublicensee) grants to any third party any of the license rights granted to Licensee under the Agreement.

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights and/or Technology Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or a Subsidiary for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Subsidiary” means any business entity 100% owned by Licensee, either directly or indirectly.

“Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created before the Effective Date by Inventors while employed at the Licensor and within the Field which are not covered by a Valid Claim but which are necessary for practicing inventions claimed in patents and/or patent applications listed in the definition of Patent Rights whether outstanding, expired or abandoned.

“Territory” means worldwide.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.	License Grant and Commercialization

2.1	Grant

(a)

Licensor grants to Licensee a royalty-bearing exclusive license under Patent Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory.

(b)

Licensor grants to Licensee a royalty-bearing non-exclusive license under Technology Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory.

(c)

This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement, (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patent Rights; and

(2)	Use the Licensed Subject Matter for teaching, research, patient care, education, and other educationally-related purposes; and

(3)

Grant rights to, and transfer material embodiments of, the Licensed Subject Matter to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

(d)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Subsidiaries

Licensee may extend the license granted herein to any Subsidiary for as long as it remains a Subsidiary, provided that the Subsidiary agrees in writing to be bound by the Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” herein shall include such Subsidiary regardless of whether a specific reference to a “Subsidiary” is made in such provision. Licensee agrees to deliver such written agreement to Licensor within [**] following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of the Agreement, subject to the following:

(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)

Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Subsidiary or Sublicensee, and any modification or termination thereof, within [**] following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee.

2.4	Diligent Commercialization

Licensee by itself or through its Subsidiaries and Sublicensees will use diligent efforts to make Licensed Products and/or Licensed Services (as applicable) commercially available in the Field within the Territory. Without limiting the foregoing, Licensee will:

(a)

maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make License Products and/or Licensed Services commercially available to the public as soon as commercially practicable, and

(b)	fulfill the following milestone events by the deadlines indicated:

1.	Equity and License Milestones (Clinical)

[**].

2.	Equity and License Milestone (Business)

a.	Raise funding, in the form of investment capital or grants, equal to at least $[**] by [**]; and

b.	Raise funding, in the form of investment capital or grants, equal to at least $[**] by [**], including grants to Licensor utilized for the benefit of the Patent Rights.

If the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b).

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Agreement number, if any, and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices).

3.1	Non-Royalty Payments due from Licensee

(a)

Patent Expenses. Licensee will reimburse Licensor the amount of $[**] for past patent expenses invoiced as of [**]. This amount is the current estimate for past patent expenses based on invoices received by Licensor through such date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount. The past patent expenses will be reimbursed in [**] installments of $[**] remitted to Licensor on [**].

(b)	Milestone Fees. No milestone fees shall be due under this License.

(c)

Sublicense Fees. Licensee will pay Sublicense Fees in an amount equal to [**]% of Non-Royalty Sublicensing Consideration on or before the Quarterly Payment Deadline for the Contract Quarter; provided that no Sublicense Fees shall be due for transactions that occur prior to the Sale of Licensee.

(d)

Assignment Fee. Licensee will pay the assignment fee equal to the greater of [**]% of gross consideration for assignment or $[**] within [**] of the assignment of the Agreement; provided that no Assignment Fees shall be due for transactions that occur prior to the Sale of Licensee.

3.2	Royalties

Prior to the Sale of Licensee, the license granted to Licensee hereunder will be a royalty-free license, and Licensee will not be obligated to pay any royalties to Licensor. After the Sale of Licensee, Licensee will pay a running royalty equal to [**]% of Net Product Sales and Net Service Sales (whether made by Licensee, a Sublicensee or a Subsidiary), in each Contract Quarter following the Sale of Licensee, payable on or before the applicable Quarterly Payment Deadline, subject to the following:

(a)

A royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product or Licensed Service, whether or not more than one Valid Claim is applicable to the Licensed Product or Licensed Service, or the development, manufacture, or performance thereof, subject to the provisions herein, and cover for five (5) years after the expiration of any Patent Rights covering a Licensed Product or Licensed Service, and no royalty payments shall be required with respect to Licensed Product or Service thereafter.

(b)

No royalty shall be payable under this Section 3.2 with respect to (i) Sales to a Subsidiary or Sublicensee of a particular unit of Licensed Product that is used by such Subsidiary or Sublicensee to perform a Licensed Service if Licensor is paid a royalty on the Sale of such Licensed Service provided that amount of Sale of such Licensed Service is greater than or equal to sale of particular unit of Licensed Product to end-user, (ii) the Sale of Licensed

Products between or among Licensee, its Subsidiaries, and Sublicensees for re-sale purposes, provided Licensor is paid a royalty with respect to the re-sale provided that amount of Sale of such Licensed Service is greater than or equal to sale of particular unit of the Licensed Service to end-user, or (iii) payments that constitute Non-Royalty Sublicensing Consideration.

(c)	Running royalties will pass through to Sublicensees.

3.3	Minimum Royalties

If royalties paid to Licensor do not reach the following minimum royalty amounts: $[**] for the Contract Year ended [**] for the Contract Year ended [**] for the Contract Year ended [**] for the Contract Year ended [**], and $[**] for each Contract Year thereafter, Licensee will pay Licensor on or before the Quarterly Payment Deadline for the last Contract Quarter in the stated period an additional amount equal to the difference between the stated minimum royalty amount and the actual royalties paid to Licensor; provided that no minimum royalty payment shall be due for periods prior to the Sale of Licensee.

3.4	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be [**].

3.5	Equity Consideration for License Grant

(a)	In further consideration of the rights granted to Licensee by Licensor, Licensee has issued Board shares of its common stock and non-convertible preferred stock.

(b)

If Licensee transacts any business with an Affiliate of Licensee, including, without limitation, any contract for service or license or transfer of any intellectual property rights or other asset, then either (i) the terms of such business transaction must be no less favorable to the Licensee than those that could be commercially obtained by the Licensee in an arm’s length transaction negotiated with an unrelated party, or (ii) the transaction must not affect the interests of Licensor in an adverse manner relative to the effect of the transaction on other shareholders of Licensee, taking into account all interests of such shareholders, including those in capacities other than as shareholders of Licensee.

4.	Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices). If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1	Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee, its Subsidiaries and its Sublicensees (including copies of reports provided by Sublicensees and Subsidiaries to Licensee) during the preceding Contract Quarter under the Agreement as necessary for Licensor to account for Licensee’s payments, including royalties, hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. The report shall include:

[**].

4.2	[**] Written Progress Report and Commercialization Plan

Within [**] following the end of [**], Licensee will deliver to Licensor a true and accurate signed written progress report that summarizes (i) Licensee’s efforts and accomplishments during the [**] to diligently commercialize Licensed Products and Licensed Services, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products and Licensed Services for the next [**]. The report shall also cover such activities by Subsidiaries and Sublicensees.

The report shall contain the following information to the extent relevant to the activities under the Agreement:

[**].

4.3	Government and Economic Development Reporting

If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

[**].

This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers. If and when Licensee has more than [**] full-time employees, then no further economic development reports will be required from Licensee.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference this Agreement, including agreement number, if any, set forth at the beginning of the Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 and sent to the payment and reporting contact in Section 18 (Notices).

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensee may not make any tax withholdings from payments to Licensor, but Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to [**]% per month (or the maximum allowed by law, if less).

5.4	Records

For a period of [**] after the Contract Quarter to which the records pertain, Licensee agrees that it and its Subsidiaries and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Service Sales, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

5.5	Auditing

Licensee and its Subsidiaries will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Subsidiary’s place of business, on at least [**] advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit. No more than [**] of Licensee, each Subsidiary, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than [**]% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

6.	Patent Expenses and Prosecution

6.1	Patent Expenses

Licensee shall pay for all past documented, out-of-pocket expenses incurred by Licensor for filing, prosecuting, defending and maintaining Patent Rights and related patent searches through the Effective Date of the Agreement, including those identified in Section 3.1(a), and all such future expenses incurred by Licensor, for so long as, and in such countries as the Agreement remains in effect. Licensee will pay all patent expenses (except for the payment called for under Section 3.1(a)), including past expenses that have not been invoiced as of the date indicated in Section 3.1(a) and future expenses, within [**] after Licensee’s receipt of an invoice. At the election of Licensor, Licensee will either pay Prosecution Counsel directly for patent expenses or will reimburse Licensor for such patent expenses. Patent expense payment delinquencies (whether owed directly to Prosecution Counsel or to Licensor) will be considered a payment default under Section 7.3(a).

6.2	Direction of Prosecution

Licensor will confer with Licensee to develop a strategy for the prosecution and maintenance of Patent Rights. Licensor will request that copies of all documents prepared by the Prosecution Counsel for submission to governmental patent offices be provided to Licensee for review and comment prior to filing, to the extent practicable under the circumstances. At its discretion, Licensor may allow Licensee to instruct Prosecution Counsel directly, provided, that (a) Licensor will maintain final authority in all decisions regarding the prosecution and maintenance of the Patent Rights, (b) Licensor may revoke this authorization to instruct Prosecution Counsel directly at any time, and (c) the Prosecution Counsel remains counsel to Licensor with an appropriate contract (and shall not jointly represent Licensee unless requested by Licensee and approved by Licensor, and an appropriate engagement letter and conflict waiver are in effect). If Licensee wishes to instruct Prosecution Counsel directly or change Prosecution Counsel, Licensee may request to do so by following Licensor’s procedures for such. Licensor reserves in its sole discretion the ability to change Prosecution Counsel and to approve or disapprove any requested changes by Licensee. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will maintain as privileged all information received pursuant to this Section.

6.3	Ownership

All patent applications and patents will be in the name of Licensor (and any co-owner identified in Exhibit A) and owned by Licensor (and such co-owner, if any). No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party.

6.4	Foreign Filings

In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensee shall so notify Licensor and thereafter said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto. Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

6.5	Withdrawal from Paying Patent Costs

If at any time Licensee wishes to cease paying for any costs for a particular Patent Right or for patent prosecution in a particular jurisdiction, Licensee must give Licensor at least [**] prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period. Thereafter, said patent application or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.6	U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Exhibit A. Licensee will inform Licensor in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until 5 years after the last date of expiration or termination of the Patent Rights, or if Technology Rights are licensed and no Patent Rights are applicable, for a term of 25 years.

7.2	Termination by Licensee

Licensee, at its option, may terminate the Agreement by providing Licensor written notice of intent to terminate, which such termination will be effective 90 days following receipt of such notice by Licensor.

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Licensed Subject Matter, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within [**] after delivery of written notice from Licensor; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within [**] after delivery of written notice from Licensor; or

(c)	Licensor delivers notice to licensee of [**] or more actual breaches of the Agreement in any 12-month period, even in the event that Licensee cures such breaches in the allowed period; or

(d)

Licensee or its Subsidiaries or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action.

7.4	Other Conditions of Termination

The Agreement will terminate:

(a)

Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is terminated for any reason:

(a)

All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within [**] after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)

Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Services by the effective date of termination; and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)

The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2	Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Subsidiaries, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of [**] thereafter.

8.7	Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already known by the recipient Party at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder.

9.	Infringement and Litigation

9.1	Notification

If either Licensor’s designated office for technology commercialization or Licensee becomes aware of any infringement or potential infringement of Patent Rights, each Party shall promptly notify the other of such in writing.

9.2	Licensee’s Enforcement Rights

Licensee shall enforce the Patent Rights against any infringement by a third party. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by Licensor in providing cooperation or joining as a party as provided in Section 9.4. Any monetary recovery for actual damages or punitive damages in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to Licensor under this Section 9.2 shall be shared by Licensee with Licensor in the same manner as Non-Royalty Sublicensing Consideration.

9.3	Licensor’s Enforcement Rights

If Licensee does not file suit within six months after a written request by Licensor to initiate an infringement action, then Licensor shall have the right, at its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement. If Licensor pursues such infringement action, Licensor may, as part of the resolution of such efforts, grant non-exclusive license rights to the alleged infringer notwithstanding Licensee’s exclusive license rights.

9.4	Cooperation between Licensor and Licensee

In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities.

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner identified in Exhibit A), (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2	Government Rights

Licensee understands that Licensed Subject Matter may have been developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

11.3	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS

CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE TECHNOLOGY RIGHTS SPECIFICALLY DESCRIBED HEREIN.

11.4	Licensee Representations

By execution of the Agreement, licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (d) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in the preamble to the Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in the preamble of the Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.	Limit of Liability

IN NO EVENT SHALL LICENSOR, THE UNIVERSITY SYSTEM IT GOVERNS, ITS MEMBER INSTITUTIONS, INVENTORS, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Agreement or the exercise or practice by or under authority of Licensee, its Subsidiaries or their Sublicensees, or third party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a Licensed Product, of the rights granted hereunder.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor. Obligations to indemnify and hold harmless under Section 13.1 are subject to: (a) the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing the assistance reasonably requested by Licensee, at Licensee’s expense.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining Regulatory Approval), and prior to any Licensed Service being performed by Licensee, a Subsidiary, or by a Sublicensee, and for a period of [**] after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, and Inventors named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2	Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least [**] prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of the Agreement. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, (b) Licensee must pay Licensor the assignment fee pursuant to Section 3.1(e), and (c) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Markings

Licensee agrees that all Licensed Products Sold by Licensee, Subsidiaries, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly.

16.2	Governmental Approvals and Marketing of Licensed Products and or Licensed Services

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent.

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth below (or as changed by written notice pursuant to this Section 18).

Licensee Contacts	Licensor Contacts

Contact for Notice: Attn: Brian Windsor, Ph.D., CEO P.O. Box 150183 Austin, Texas 78715 Fax: [**] Phone: [**] E-mail: [**]

Contact for Notice:

Office of legal Affairs

Attn: Terry Witter

UTHSC-Tyler

11937 US Highway 271

Tyler, Texas 75708-3154

Fax: [**]

Phone: [**]

E-mail:[**]

Accounting and reporting contact:

Checks payable to “The University of Texas Health Science Center - Tyler”

Attn: Accounting

UTHSC-Tyler

11937 US Highway 271

Tyler, Texas 75708-3154

Fax: [**]

Phone: [**]

Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated. Notices shall be provided to each Party as specified in the “Contact for Notice” address. Each Party shall update the other Party in writing with any changes in such contact information.

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email. In such event, the Party shall promptly provide the original signature page(s) to the other Party.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles.

19.6	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Exhibit A (other than Licensee), then Licensee hereby agrees that the following provisions of the Agreement extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.9	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11	Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

20.	No Other Promises and Agreements; Representation by Counsel.

Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing the Agreement except those explicitly set forth herein, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in the Agreement.

21.	Deadline for Execution by Licensee

If the Agreement is executed first by the Licensor and is not executed by Licensee and received by Licensor at the address and in the manner set forth in Section 18 within 30 days of the date of signature set forth under Licensor’s signature below, then the Agreement shall be null and void and of no further effect.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Amended and Restated Patent & Technology License Agreement.

LICENSOR: Board of Regents of The University of Texas System		LICENSEE: Lung Therapeutics, Inc.

By	/s/ Kirk A. Calhoun	By	/s/ Brian Windsor, PH.D.
Kirk A. Calhoun, President		Brian Windsor, PH.D.
The University of Texas Health Science Center at Tyler		CEO

Date	12/19/2013	Date	12/18/2013

Read and understood by:

		By	/s/ Steven Idell
Steven Idell, individually

		Date	12/19/2013

		By	/s/ Sreerama Shetty
Sreerama Shetty, individually

		Date	12/19/2013

FIRST AMENDMENT

TO

AMENDED AND RESTATED PATENT & TECHNOLOGY LICENSE AGREEMENT

This First Amendment to Amended and Restated Patent & Technology License Agreement (“Amendment”) is dated effective as of May 4, 2017 (“Effective Date”), and is entered into by and between Board of Regents of The University of Texas System, an agency of the State of Texas, on behalf of The University of Texas Health Science Center at Tyler (collectively “Licensor”), and Lung Therapeutics, Inc., a Texas corporation (“Licensee”).

Licensor and Licensee entered into that certain Amended and Restated Patent & Technology License Agreement dated effective December 19, 2013 (“Agreement”).

Licensor and Licensee now desire to amend the terms of the Agreement as more particularly set forth below:

1.	Section 2.4(b) 1 of the Agreement is hereby amended and restated in its entirety and will hereafter be and read as follows:

1.	Equity and License Milestones (Clinical)

[**].

2.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined will have the respective meanings ascribed to such terms in the Agreement.

3.

This Amendment embodies the entire agreement between Licensor and Licensee with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment will control and govern.

4.

Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment will not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF, Licensor and Licensee have executed and delivered this Amendment effective as of the Effective Date.

LICENSOR:		LICENSEE:

Board of Regents of The University of Texas System		Lung Therapeutics, Inc.

		By	/s/ Brian Windsor
By	/s/ Kirk A. Calhoun		Brian Windsor, PH.D., CEO
Kirk A. Calhoun, President

The University of Texas Health Science Center at Tyler	Date 05/4/2017

Date 05/8/2017
Read and understood by:

	By	/s/ Steven Idell
Steven Idell, individually

Date 05/4/2017

	By	/s/ Sreerama Shetty
Sreerama Shetty, individually

Date 05/4/2017